Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-150981 on Form S-8 of Peapack-Gladstone Financial Corporation of our report dated June 29, 2009 appearing in this Annual Report on Form 11-K of Peapack-Gladstone Bank Employees’ Savings and Investment Plan for the year ended December 31, 2008.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Livingston, New Jersey
June 29, 2009

22.